Exhibit 99.1

Calix Announces Changes to Board of Directors
Kevin DeNuccio and J. Daniel Plants to Step Down from Board at 2022 Annual Meeting
SAN JOSE, CA – March 30, 2022 – Calix, Inc. (NYSE: CALX) today announced Kevin DeNuccio and J. Daniel Plants have tendered their resignations from the Board effective as of May 12, 2022. Mr. DeNuccio has served on the Calix Board of Directors since 2012 and Mr. Plants has served on the Calix Board of Directors since 2018.
“I want to express my sincere thanks on behalf of the Board and the company to Kevin and Dan for their guidance and contributions over many years as members of the Board,” said Carl Russo, chairman and chief executive officer of Calix. “As the company embarked on its long-term transformation into a software platforms, systems and services provider both have played a critical role in shaping our technology strategy and refining our financial execution.”
“Calix has done what no other company in my experience has done and transformed a traditional communications system company into a cloud analytics, software, systems and services company,” said Mr. DeNuccio. “Being able to contribute to this transformation has been incredible and I look forward to what the company does in the coming years as it continues to expand its platform offerings.”
“Our firm, Voce Capital Management, has been a long-term investor in Calix, and we greatly admire what Carl and the team have built,” said Mr. Plants. “It has been my pleasure to serve on the board for the past four years and to assist in placing Calix in the strongest financial position in its history.”
In concert with these resignations, the size of the Board will be reduced from ten to nine members and a search has commenced to fill the open seat.
About Calix
Calix, Inc. (NYSE: CALX) – Calix cloud and software platforms enable service providers of all types and sizes to innovate and transform. Our customers utilize the real-time data and insights from Calix platforms to simplify their businesses and deliver experiences that excite their subscribers. The resulting growth in subscriber acquisition, loyalty, and revenue creates more value for their businesses and communities. This is the Calix mission; to enable broadband service providers of all sizes to simplify, excite, and grow.

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This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.

Investor Inquiries:
Tom Dinges
408-474-0080
tom.dinges@calix.com